EXHIBIT 99.1



[INFOWAVE LOGO]

                                                                    NEWS RELEASE

INFOWAVE ANNOUNCES REVENUE EXPECTATIONS FOR SECOND QUARTER AND BALANCE OF FISCAL 2001

Bellevue, Washington, July 12, 2001- Infowave Software, Inc. (TSE: IW), a global provider of software that connects enterprise applications to wireless devices, today announced preliminary revenue expectations for the second quarter ended June 30, 2001 and revised its financial outlook for the balance of 2001. All figures are stated in US dollars.

Based on preliminary information, the company expects revenue for the second quarter of between $825,000 and $875,000. This represents an increase in excess of 500% over the second quarter of 2000 and no change compared to the previous quarter. During the quarter, Infowave tripled cumulative seat sales and landed four major account wins. The company will carry a backlog of approximately $500,000 into the third quarter.

In light of current economic conditions, the company has reviewed financial forecasts with partners and scrutinized its sales funnel. The economic slowdown and its associated effect on corporate IT spending has lengthened the sales cycle, making the timing of future business difficult to accurately predict. As a result, the company believes it is prudent to revise revenue guidance for the full year of fiscal 2001 ended December 31 to between $4 and $6 million. Total revenue for fiscal 2000 was $1.5 million.

After a period of rapid expansion, the company is also implementing measures to reduce expenses. Total cash outlays for the second half of 2001 - excluding one-time restructuring charges - are to be reduced by approximately 25% from the first half. Further details will be provided during the Q2 2001 conference call, currently scheduled for July 31st.

Forward Looking Statements
This news release contains certain forward-looking statements based on the current expectations of Infowave and projections about future events. Forward-looking statements in this release include statements regarding: projected revenue in the second quarter of 2001, revenue outlook for the balance of fiscal 2001, planned reductions in cash expenditures, the affect of economic conditions on IT spending and size of the company's backlog.

Forward-looking statements are based upon management's beliefs, opinions and projections on the date the statements are made. Infowave undertakes no obligation to update forward-looking statements if circumstances or management's beliefs, opinions or projections should change.

About Infowave
Infowave (TSE: IW) builds wireless business solutions that connect mobile workers to the critical information they need to be more productive and more competitive. Infowave's Wireless Business Engine provides fast, secure and reliable wireless access to web-based applications, the Internet, corporate intranets, Microsoft(R) Exchange, and Lotus(R) Domino(TM). Infowave works across the full spectrum of computing devices from laptop computers and PDAs to the newest generation of web-enabled mobile phones. Infowave's Wireless Business
Engine is earning customers today and has been selected by sophisticated technology leaders such as Compaq, Intel, Telus Mobility and AT&T Wireless. For more information, please visit www.infowave.com.

Contact Information

Investor Relations:
Jim Rausch
ir@infowave.com
(866) 438-4999


[INFOWAVE LOGO]
Corporate and Media Relations:
Heather Knox
hknox@infowave.com
(425) 806-3129

Note: Infowave Software, Inc. has trademarks for or has applied for a trademark for "Infowave", the Infowave logo, and "Wireless Business Engine". All other trademarks are the property of their respective owners. Some of the above trademarks may be registered in certain jurisdictions.